Exhibit 99.1

Applied Minerals Enters into a 5-Year Take or Pay Supply Contract for its AMIRON™ Technical Grade Iron Oxides

NEW YORK, NY- November 2, 2015 - Applied Minerals, Inc. (the "Company" or "Applied Minerals") (OTCQB: AMNL), a leading global producer of halloysite clay and advanced natural iron oxides, is pleased to announce that it has entered into a 5-year exclusive take or pay sales contract for its AMIRON™ Technical Grade Iron Oxide to a leading global industrial customer (the “Customer”) for use in a catalyst technology.

Applied Minerals has agreed to supply the Customer its Amiron™ Technical Grade Iron Oxides on an exclusive basis for a period of five years. The exclusivity provision is limited to the specialized catalyst application of the Customer and enables Applied Minerals to sell its iron oxide products for use in other technical applications that are not competitive with the Customer’s intended field of use.

An initial purchase order of $5 million of Amiron™ products has been received and is to be delivered over the course of 18 months with deliveries commencing on December 1, 2015. After fulfillment of the initial purchase order, the Company anticipates the receipt of additional purchase orders from the Customer over the remainder of the 5-year exclusivity period at terms that have been agreed to by the parties.

Upon expiration of the initial 5 year term, the Customer has an option to extend the exclusive supply agreement for an additional 5 years by issuing an $8.0 million additional purchase order to be delivered over the course of the subsequent 24 months. If the customer elects to exercise the extension option, the Company anticipates, after the fulfillment of the additional purchase order, the receipt of additional purchase orders over the remainder of the subsequent 5-year exclusivity period at terms that have been agreed to by the parties.

According to Andre Zeitoun, President & CEO of Applied Minerals, “This contract win is a significant milestone for Applied Minerals and its stakeholders and is a testament to the hard work, perseverance and innovation of our team in pursuit of our disruptive product development mission. We are very pleased to have established a baseline business of this magnitude in a value added end market application that had to be newly developed with our unique iron oxides.”

The Company looks forward to providing additional Company updates in the near future.

About Applied Minerals

Applied Minerals is the leading producer of halloysite clay and advanced natural iron oxide solutions from its wholly owned Dragon Mine property in Utah. Halloysite is aluminosilicate clay that forms naturally occurring nanotubes. In addition to serving the traditional halloysite markets for use in technical ceramics and catalytic applications, the Company has developed niche applications that benefit from the tubular morphology of its halloysite. These applications include carriers of active ingredients in paints, coatings and building materials, environmental remediation, agricultural applications and high-performance additives & fillers for plastic composites. Applied Minerals markets its halloysite products under the DRAGONITE™ trade name.

From its Dragon Mine property, the Company also produces a range of ultra-pure natural iron oxides consisting of hematite and goethite. Combining ultra-high purity and consistent quality, the inherent properties of the iron oxide from the Dragon Mine allow for a wide range of end uses in pigment and technical applications. Applied Minerals markets its comprehensive line of advanced natural iron oxide pigments under the AMIRON™ trade name. Additional information on the Company can be found at www.appliedminerals.com and www.AMIRONoxides.com.

Safe Harbor Statements

The following are safe harbor statements under the Private Securities Litigation Reform Act of 1995 for Applied Minerals, Inc. Some statements contained or implied in this news release may be considered forward-looking statements, which by their nature are uncertain. Consequently, actual results could materially differ. For more detailed information concerning how risks and uncertainties could affect the Company's financial results, please refer to Applied Minerals' most recent filings with the SEC. The Company assumes no obligation to update any forward-looking information.

Contact:

Investor Relations:

MZ North America

Greg Falesnik

Senior Vice President

1-949-385-6449

greg.falesnik@mzgroup.us

www.mzgroup.us